UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2006

Manhattan Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27282 (Commission File Number)	36-3898269 (IRS Employer Identification No.)

810 Seventh Avenue, 4th Floor (Address of principal executive offices)		10019 (Zip Code)

(212) 582-3950
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

(a) Employment Agreement with Michael G. McGuinness

Manhattan Pharmaceuticals, Inc. (the “Company”) and Michael G. McGuinness entered into an employment agreement dated July 7, 2006, which provides the terms of Mr. McGuinness’ employment as the Company’s chief financial officer. The agreement provides for an initial three-year term of employment commencing July 10, 2006. The initial term may be renewed for additional one-year periods upon the mutual agreement of the parties. Pursuant to the agreement, Mr. McGuinness is entitled to an annual base salary of $205,000 and an annual bonus, payable in the discretion of the Company’s Board of Directors, of up to 30 percent of the base salary. Mr. McGuinness is also entitled to certain other fringe benefits that are made available to the Company’s senior executives from time to time, which include medical and dental insurance and participation in the Company’s 401(k) plan.

In addition, in accordance with the terms of the employment agreement, the Company issued to Mr. McGuinness two stock options pursuant to the Company’s 2003 Stock Option Plan. The first option relates to 220,000 shares of the Company’s common stock and is exercisable at a price of $0.70, the closing price of the Company’s common stock on July 7, 2006. The second option relates to 60,000 shares and is exercisable at a price of $1.35 per share. Both options have a term of 10 years and vest in three annual installments commencing July 10, 2007. To the extent Mr. McGuinness’ employment with the Company is terminated prior to the end of such 10-year term, the options shall remain exercisable for a period of 90 days following such termination.

The employment agreement further provides that in the event the Company terminates Mr. McGuinness’ employment with the Company other than as a result of death, for “cause,” “disability” or upon a “change of control” (as those terms are defined in the agreement), then (1) Mr. McGuinness will continue receiving his base salary and fringe benefits for a period of six months following such termination, provided, that the Company’s obligation to pay such compensation shall be offset by any amounts received by Mr. McGuinness from subsequent employment during such 6-month period, and (2) the vesting of the stock options issued to Mr. McGuinness in accordance with the employment agreement will accelerate and be deemed vested as of the date of termination and will remain exercisable for a period of 90 days following such termination. In the event Mr. McGuinness’ employment is terminated during the term of the employment agreement upon a “change of control” and, if at the time of such termination, the aggregate value of the Company’s outstanding common stock is less than $80 million, then (i) Mr. McGuinness will continue receiving his base salary and fringe benefits for a period of six months following such termination and (ii) the portions of the stock options issued in accordance with the employment agreement that have vested as of the date of such termination or that are scheduled to vest in the calendar year of such termination will be deemed vested and will remain exercisable for a period of 90 days following such termination.

The employment agreement, a copy of which is attached to this Report as Exhibit 10.1, is incorporated by reference herein.

(b) Separation Agreement with Nicholas J. Rossettos

On July 7, 2006, the Company entered into a Separation Agreement with Nicholas J. Rossettos, its former chief financial officer, pursuant to which the parties agreed that Mr. Rossettos’ employment with the Company would end effective as of July 10, 2006. The separation agreement, a copy of which is attached to this Report as Exhibit 10.2, is incorporated by reference herein.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 7, 2006, the Company and Nicholas J. Rossettos, its former chief financial officer, chief operating officer, treasurer and secretary agreed that Mr. Rossettoss’ employment with the Company would terminate, effective July 10, 2006.

Effective as of July 10, 2006, the Company appointed Michael McGuinness as its chief financial officer and secretary. Prior to joining the Company, Mr. McGuinness served as chief financial officer of Vyteris Holdings (Nevada), Inc. (OTCBB: VYHN), a product-based drug delivery company, from September 2001 to April 2006, and from 1998 to 2001 he was chief financial officer of EpiGenesis Pharmaceuticals, a privately-held biotechnology company. Mr. McGuinness received a BBA in public accounting from Hofstra University.

The discussion of the terms of Mr. McGuinness’ employment agreement contained under Item 1.01 of this Report is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed herewith.

Exhibit No.	Description
10.1	Employment Agreement dated July 7, 2006 by and between the Company and Michael G. McGuinness.
10.2	Separation Agreement dated July 7, 2006 by and between the Company and Nicholas J. Rossettos.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manhattan Pharmaceuticals, Inc.

Date: July 11, 2006	By:	/s/ Douglas Abel
Douglas Abel
President & Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated July 7, 2006 by and between the Company and Michael G. McGuinness.
10.2	Separation Agreement dated July 7, 2006 by and between the Company and Nicholas J. Rossettos.